Exhibit 23.4

CONSENT OF APPRAISER

We consent to the references to our name, valuation methodologies, assumptions and value conclusions of our report, dated February 1, 2012, prepared by us with respect to the appraisal of the portfolio of 91 self storage properties wholly-owned by Strategic Storage Trust, Inc. (the “Company”) referred to in the Company’s Prospectus (the “Prospectus”), which is contained in Post-Effective Amendment No. 5 to the Form S-11 Registration Statement (SEC File No. 333-168905), in the text under the heading “Calculation of Net Asset Value Per Share.” We also consent to such use, summary and references in any prospectus supplement, updated prospectus or post-effective amendment relating to the offering described in the Prospectus, to the extent such use, summary and references are unchanged.

In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Sincerely,

Cushman & Wakefield Western, Inc.

By:	/s/ R. Christian Sonne
Name:	R. Christian Sonne

Title:	Executive Managing Director

Date: August 16, 2012